NATIONSBANK CORPORATION
                      EXECUTIVE INCENTIVE COMPENSATION PLAN
                (as amended and restated effective July 1, 1996)

         THIS INSTRUMENT OF AMENDMENT AND RESTATEMENT is executed as of the 1st day of July, 1996 by NATIONSBANK CORPORATION, a North Carolina corporation (the "Corporation").

                              Statement of Purpose

         The Corporation maintains the NationsBank Corporation Executive Incentive Compensation Plan (the "Plan"), pursuant to which certain covered employees of the Corporation may receive annual incentive compensation based on the annual performance of the Corporation consistent with the "performance-based compensation" requirements of Section 162(m) of the Internal Revenue Code. The Plan permits covered employees to defer the payment of amounts under the Plan, and such deferred amounts are credited with earnings based on the 30-year Treasury bond rate. The Corporation desires to amend the Plan effective July 1, 1996 to give covered employees who defer amounts under the Plan a choice between the 30-year treasury bond rate and a rate that "mirrors" the covered employee's investment results under The NationsBank Retirement Savings Plan. The
Corporation believes that such amendment can best be effected by amending and restating the Plan in its entirety effective as of July 1, 1996. In accordance with paragraph 7 of the Plan, such amendment and restatement of the Plan has been approved by the Board of Directors of the Corporation.

         NOW, THEREFORE, the Plan is hereby amended and restated in its entirety to consist of the following paragraphs 1 through 11 effective as of the date hereof:

1.       Name:

         This plan shall be known as the "NationsBank Corporation Executive Incentive Compensation Plan" (the "Plan").

2.       Purpose and Intent:

         NationsBank Corporation (the "Corporation") established this Plan effective January 1, 1994 for the purpose of providing certain of its senior executive officers with annual incentive compensation based on the annual performance of the Corporation measured by the Corporation's return on average common shareholders' equity. This amendment and restatement is effective July 1, 1996. The intent of the Plan is to provide "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

3.       Definitions:

         For purposes of the Plan, the following terms shall have the following meanings:

         (a) "Account" means the account established and maintained on the books of the Corporation to record a Covered Employee's interest under the Plan attributable to amounts credited to the Covered Employee pursuant to paragraph 10(b) below, as adjusted from time to time pursuant to the terms of the Plan.

         (b) "Base Benchmark" means a level of ROE for a Plan Year selected by the Committee below which no incentive compensation shall be payable under the Plan to Covered Employees for such Plan Year.

         (c)      "Claim" means a claim for benefits under the Plan.

         (d)      "Claimant" means a person making a Claim.

         (e) "Code"  means the Internal  Revenue  Code of 1986,  as amended from
time  to  time,  and  references   thereto  shall  include  the  valid  Treasury
regulations thereunder.

         (f) "Committee" means all of the members of the Compensation Committee of the Board of Directors of the Corporation who are Outside Directors.

         (g) "Covered Employee" for a Plan Year means any employee of the Corporation whose compensation is anticipated to be subject to the provisions of
Section 162(m) of the Code and who is designated by the Committee prior to April 1 of such Plan Year as a "Covered Employee" under the Plan for such Plan Year.

         (h) "Incentive Compensation Pool" for a Plan Year means the amount established in accordance with paragraph 5.

         (i) "Mirror Rate Method" means a method for determining the adjustment to a Covered Employee's Account for a month such that the level of investment return for the Account for such month substantially equals the aggregate level of investment return for such month of all of the Covered Employee's accounts under The NationsBank Retirement Savings Plan (the "Savings Plan") that are invested in the Investment Trust under the Savings Plan other than amounts mandatorily invested in the common stock of the Corporation under the Investment Trust. For this purpose, amounts shall be deemed to be mandatorily invested in the common stock of the Corporation even if the Covered Employee is eligible to make a diversification election under the Savings Plan with respect to such common stock. However, once such a diversification election is in fact made by a Covered Employee, amounts transferred out of such mandatorily invested account in accordance with such election shall be included in determining the aggregate level of investment return under the Mirror Rate Method for the Covered Employee from and after the effective date of such election.

         (j) "Outside Director" means an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code.

         (k) "Plan Year" means the fiscal year of the Corporation beginning January 1 and ending December 31.

         (l) "ROE" means, with respect to a Plan Year, the Corporation's "return on average common shareholders' equity" for such Plan Year determined in accordance with generally accepted accounting principles that would be reported in the Corporation's Annual Report to Shareholders for such Plan Year assuming payment of the entire Incentive Compensation Pool for such Plan Year.

         (m) "Single Sum Value" of the Account of a Covered Employee who is receiving annual installments pursuant to paragraph 10(f) means the single sum present value of the installments determined as of the relevant determination date using for such purpose as the discount rate the same rate that was used in calculating the amount of the installments pursuant to paragraph 10(f) below.

         (n) "30-Year Treasury Rate Method" means a method for determining the adjustment to a Covered Employee's Account for a month such that the level of investment return of the Account for such month substantially equals the ask yield of the most recent auction of 30-year Treasury bonds, as quoted for the last business day of the immediately preceding calendar month in the Wall Street Journal (Eastern Edition), or if such quotations are not available in the Wall Street Journal, in a similar financial publication selected by the Committee.

4.       Administration:

         The Committee shall be responsible for administering the Plan. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the

Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.       Operation:

         (a) Prior to April 1 of a Plan Year, the Committee shall determine (i) the Covered Employees for the Plan Year, (ii) the specific level of ROE that shall constitute the Base Benchmark for the Plan Year, (iii) the formula for determining the amount of the Incentive Compensation Pool in the event the Base Benchmark is attained or exceeded for the Plan Year and (iv) the formula for determining the allocation of the Incentive Compensation Pool, if any, for the Plan Year among the Covered Employees for the Plan Year. In that regard, the formula for determining the amount of the Incentive Compensation Pool in the event the Base Benchmark is attained or exceeded and the formula for determining the allocation of the Incentive Compensation Pool for a Plan Year shall be fixed formulas that do not permit Committee discretion except as otherwise provided in paragraph 5(c) below.

         (b) The Incentive Compensation Pool for a Plan Year, if any, shall be established immediately following the determination of ROE for the Plan Year. The amount of the Incentive Compensation Pool, if any, for a Plan Year shall be determined as follows:

                  (i) If ROE for the Plan Year is below the Base Benchmark for the Plan Year, there shall be no Incentive Compensation Pool for the Plan Year and no incentive compensation shall be payable under the Plan to Covered Employees for the Plan Year; and

             (ii) If ROE for the Plan Year equals or exceeds the Base Benchmark for the Plan Year, the Incentive Compensation Pool for the Plan Year shall be equal to an amount determined under the formula for the Plan Year established by the Committee in accordance with paragraph 5(a). In that regard, such formula may provide that the amount of the Incentive Compensation Pool will increase for levels of ROE exceeding the Base Benchmark.

         (c) If an Incentive Compensation Pool is established for a Plan Year in accordance with paragraph 5(b), the Incentive Compensation Pool shall be allocated among the Covered Employees for the Plan Year in accordance with the formula for the Plan Year determined by the Committee in accordance with paragraph 5(a); provided, however, that the Committee may in its sole discretion reduce for any reason the amount otherwise allocable to a Covered Employee. In the event the Committee reduces an amount otherwise allocable to a Covered Employee for a Plan Year as provided in the preceding sentence, the amount of such reduction shall not be reallocated among the other Covered Employees for the Plan Year.

         (d) In accordance with Section 162(m)(4)(C)(iii) of the Code, prior to any payment under the Plan for a Plan Year, the Committee shall certify in writing the attainment of (i) the Base Benchmark for such Plan Year and (ii) any other higher level of ROE used in determining the amount of the Incentive Compensation Pool pursuant to the formula established by the Committee for such Plan Year.

         (e) Unless deferred pursuant to the provisions of paragraph 10, the amounts allocated to each Covered Employee for a Plan Year shall be paid by the Corporation to each such Covered Employee in cash, less applicable payroll and withholding taxes, within seventy-five (75) days after the establishment of the Incentive Compensation Pool as provided in paragraph 5(b), subject to certification by the Committee as provided in paragraph 5(d).

         (f) Notwithstanding any provision of the Plan to the contrary, in no event shall a Covered Employee be allocated more than Two Million Seven Hundred Thousand Dollars ($2,700,000) under the Plan for a Plan Year.

         (g) If the employment of a Covered Employee for a Plan Year is terminated for any reason during the Plan Year, the Covered Employee shall not receive any amounts otherwise allocable to the Covered Employee under the Plan's formula established by the Committee for the Plan Year. Such amount shall not be reallocated among the other Covered Employees for the Plan Year.

         (h) Notwithstanding any provision of the Plan to the contrary, a reduction in the amount otherwise payable to a Covered Employee for a Plan Year as provided in paragraph 5(c) or paragraph 5(g) above shall not result in a recalculation of ROE for purposes of the Plan or an increase in the amount of the Incentive Compensation Pool for such Plan Year.

6.  Shareholder Approval:

         Shareholder approval for and ratification of the Plan was originally obtained on or before December 31, 1994. In accordance with Section 162(m)(4)(C)(ii) of the Code, the continued effectiveness of the Plan is subject to its approval and ratification by the shareholders of the Corporation at such other times as required by Section 162(m)(4)(C)(ii) of the Code.

7.  Amendment, Modification and Termination of the Plan:

         (a) General. The Board of Directors of the Corporation may amend, modify or terminate the Plan at any time, provided that no amendment, modification or termination of the Plan shall reduce the amount payable to a Covered Employee under the Plan as of the date of such amendment, modification or termination.

         (b) Effect on Deferred Amounts Under the Plan. Notwithstanding any provision of the Plan to the contrary, no amendment, modification or termination of the Plan shall reduce the amount actually credited to a Covered Employee's Account under the Plan on the date of such amendment, modification or termination, or further defer the due dates for the payment of such amounts, without the consent of the affected Covered Employee. Notwithstanding the provisions of paragraph 10(d), in connection with any termination of the Plan the Committee shall have the authority to cause the Accounts of all Covered Employees to be paid in a single sum payment as of a date determined by the Committee or to otherwise accelerate the payment of all Accounts in such manner as the Committee shall determine in its discretion. In that regard, upon any termination of the Plan the amount of any payment to a Covered Employee (or beneficiary of a deceased Covered Employee) who is receiving annual installments pursuant to paragraph 10(f) shall be the Single Sum Value of the Covered Employee's Account determined as of the selected determination date.

8.  Applicable Law:

         The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina.

9.  Miscellaneous:

         A Covered Employee's rights and interests under the Plan may not be assigned or transferred by the Covered Employee. To the extent the Covered Employee acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and the Covered Employee. Designation as a Covered Employee in the Plan shall not entitle or be deemed to entitle a Covered Employee to continued employment with the Corporation.

10.      Deferral of Amounts Payable Under the Plan:

         (a) Elections to Defer. Each Covered Employee for a Plan Year shall be given the opportunity to irrevocably elect, on a form provided by the Committee, to defer all or a portion of any amount that may become payable to such Covered Employee under the Plan for such Plan Year. In order to be effective, a Covered Employee's election to defer must be executed and returned to the Committee on or before the date specified by the Committee for such purpose.

         (b) Establishment of Accounts. The Corporation shall establish and maintain on its books an Account for each Covered Employee making an election to defer under this paragraph 10. Each Account shall be designated by the name of the Covered Employee for whom established. Any amount otherwise allocable to the Covered Employee under the formula established for a Plan Year that is deferred by the Covered Employee under this paragraph 10 shall be credited to the Covered Employee's Account as of the date such amount would have otherwise been paid to the Covered Employee.

         (c) Account Adjustments. Each Account shall be adjusted on a monthly basis pursuant to either the Mirror Rate Method or the 30-Year Treasury Rate Method. Each Covered Employee with an Account shall be given an opportunity to elect between the Mirror Rate Method and the 30-Year Treasury Rate Method for such purpose. To be effective, such election must be made at such times, on such forms and pursuant to such procedures as established by the Committee in its sole discretion from time to time. An election once made shall remain in effect unless and until changed by the Covered Employee in accordance with this paragraph 10(c). If a Covered Employee fails to make an election under this paragraph 10(c), the method for making adjustments to the Covered Employee's Account shall be the 30-Year Treasury Rate Method. If a Covered Employee has elected the Mirror Rate Method, and subsequently the Covered Employee ceases to have any account balances under the Savings Plan upon which the Mirror Rate Method is based (e.g., as a result of an in-service withdrawal of the Covered Employee's accounts under the Savings Plan after attaining age 59-1/2), then the method for making adjustments to the Covered Employee's Account shall automatically be changed to the 30-Year Treasury Rate Method beginning effective with the calendar month in which the Covered Employee ceases to have such Savings Plan account balances.

         (d)      Payment Options.

                  (i) A Covered Employee who first elects to defer amounts under this paragraph 10 after having attained age fifty-four (54) shall, at the time of the Covered Employee's initial deferral election, irrevocably elect one of the payment options described in subparagraph
         (iii) below.

             (ii) For a Covered Employee who first elects to defer amounts under this paragraph 10 before having attained age fifty-four (54), such Covered Employee shall, upon attainment of age fifty-four (54), be given the opportunity to irrevocably elect one of the payment options described in subparagraph (iii) below.

            (iii) The payment options from which a Covered Employee may elect are as follows: (A) single cash payment, (B) five (5) annual installments or (C) ten (10) annual installments, as such methods are more fully described below.

             (iv) Any election made under this paragraph 10(d) shall be made on such forms, at such time and pursuant to such procedures as determined by the Committee in its sole discretion from time to time. An election made under subparagraph (i) shall be immediately effective. An election made under subparagraph (ii) shall not become effective until the first anniversary of the date of such election. In addition, the Committee may establish special procedures for the first Plan Year in which such election becomes available for Covered Employees who are age fifty-four
         (54) and older, provided that any such election is not effective for at least twelve (12) months from the date made.

                  (v) For a Covered Employee who does not yet have an election in effect under this paragraph 10(d) or for a Covered Employee who fails to elect a payment option under this paragraph 10(d), the method of payment shall be the single cash payment.

         (e) Single Cash Payment. If a Covered Employee who is to be paid by the single cash payment method pursuant to paragraph 10(d) terminates employment with the Corporation, then such Covered Employee's Account shall continue to be credited with monthly adjustments under paragraph 10(c) through March 31 of the calendar year immediately following the calendar year of such termination of employment, except that the rate for such monthly adjustments for the calendar month of such termination of employment through such March 31 shall be the 30-year Treasury bond ask yield for the last business day of the calendar month immediately preceding such termination of employment (regardless of the method of Account adjustment elected by the Covered Employee under paragraph 10(d) above). The final Account balance as of such March 31 shall be paid in a single cash payment to the Covered Employee (or to the Covered Employee's designated beneficiary in the case of the Covered Employee's termination of employment as the result of the Covered Employee's death) on or about such March 31.

         (f) Annual Installments. If a Covered Employee who is to be paid by one of the annual installment payment methods pursuant to paragraph 10(d) terminates employment with the Corporation, the amount of such annual installments shall be calculated and paid pursuant to the provisions of this paragraph 10(f). The first installment shall be paid on or about March 31 of the calendar year immediately following the calendar year of such termination of employment, and each subsequent installment shall be paid on or about each subsequent March 31. The amount of the installments shall be calculated as follows: First, the Covered Employee's Account shall continue to be credited with monthly adjustments under paragraph 10(c) through such March 31, except that the rate for such monthly adjustments for the calendar month of such termination of employment through such March 31 shall be the 30-year Treasury bond ask yield for the last business day of the calendar month immediately preceding such termination of employment (regardless of the method of Account adjustment elected by the Covered Employee under paragraph 10(d) above). The amount of the annual installments shall then be calculated, based on the Account balance as of such March 31, as equal annual installments amortized over the selected period using the same 30-year Treasury bond ask yield. If a Covered Employee dies after the effectiveness of the Covered Employee's election as to the method of payment under paragraph 10(d) and the Covered Employee has selected annual installments, such annual installments (or remaining annual installments in the case of death after commencement of payment) shall be paid to the Covered Employee's designated beneficiary.

         (g) Other Payment Provisions. Subject to the provisions of paragraph 10(h) below and paragraph 7 above, a Covered Employee shall not be paid any portion of the Covered Employee's Account prior to the Covered Employee's termination of employment with the Corporation. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. For purposes of the Plan, a Covered Employee shall be deemed to have terminated employment with the Corporation upon such Covered Employee becoming eligible for benefits under the NationsBank Long-Term Disability Plan as in effect from time to time. In the event any amount becomes payable under the provisions of the Plan to a Covered Employee, beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person's fiduciary (or attorney-in-fact in the case of an incompetent) as the Committee, in its sole discretion, may decide, and the Committee shall not be liable to any person for any such decision or any payment pursuant thereto.

         (h) Withdrawals on Account of an Unforeseeable Emergency. A Covered Employee who is in active service with the Corporation may, in the Plan Administrator's sole discretion, receive a refund of all or any part of the amounts previously credited to the Covered Employee's Account in the case of an "unforeseeable emergency." A Covered Employee requesting a payment pursuant to this subparagraph (h) shall have the burden of proof of establishing, to the Committee's satisfaction, the existence of such "unforeseeable emergency," and the amount of the payment needed to satisfy the same. In that regard, the Covered Employee shall provide the Committee with such financial data and information as the Committee may request. If the Committee determines that a payment should be made to a Covered Employee under this subparagraph (h), such payment shall be made within a reasonable time after the Committee's determination of the existence of such "unforeseeable emergency" and the amount of payment so needed. As used herein, the term "unforeseeable emergency" means a severe financial hardship to a Covered Employee resulting from a sudden and unexpected illness or accident of the Covered Employee or of a dependent of the Covered Employee, loss of the Covered Employee's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Covered Employee. The circumstances that shall constitute an "unforeseeable emergency" shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Covered Employee's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be "unforeseeable emergencies" include the need to send a Covered Employee's child to college or the desire to purchase a home. Withdrawals of amounts because of an "unforeseeable emergency" shall not exceed an amount reasonably needed to satisfy the emergency need.

         (i) Statements of Account. Each Covered Employee shall receive an annual statement of the Covered Employee's Account balance.

11.      Claims Procedures:

         (a) General. In the event that a Covered Employee or designated beneficiary has a claim for benefits under the Plan (a "Claim"), such Claim shall be made by such person's (the "Claimant") filing a notice thereof with the Committee within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Committee shall be afforded a reasonable opportunity to state such Claimant's position and to present evidence and other material relevant to the Claim to the Committee for its consideration in rendering its decision with respect thereto. The Committee shall render its decision in writing within ninety (90) days after the Claim is referred to it, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered no later than one hundred eighty (180) days after the Claim is referred to it. A copy of such written decision shall be furnished to the Claimant.

         (b) Notice of Decision of Committee. Each Claimant whose Claim has been denied by the Committee shall be provided written notice thereof, which notice shall set forth:

                  (i)      the specific reason(s) for the denial;

             (ii) specific reference to pertinent provision(s) of the Plan upon which such denial is based;

            (iii) a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and

             (iv) an explanation of the procedure hereunder for review of such Claim;

all in a manner calculated to be understood by such Claimant.

         (c) Review of Decision of Committee. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Committee denying the Claim. Such review shall be by the Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Committee and shall be made by the written request of the Claimant or such Claimant's duly authorized representative of the Committee. In the event of appeal, the Claimant or such Claimant's duly authorized representative may review pertinent documents and submit issues and comments in writing to the Committee. The Committee shall review the following:

                  (i) the initial proceedings of the Committee with respect to such Claim;

             (ii) such issues and comments as were submitted in writing by the Claimant or the Claimant's duly authorized representative; and

            (iii) such other material and information as the Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Committee.

The Committee may approve, disapprove or modify the decision of the Committee, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Committee shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and set forth specific  references  to the  pertinent  provisions  of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.




         IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation as of the day and year first above written.


                                             NATIONSBANK CORPORATION


                                             By:    /s/C. J. Cooley
                                                   C. J. Cooley
                                                   Executive Vice President

                                             "Corporation"